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Exhibit 5


                                November 27, 2001


Toll Brothers, Inc.
Toll Corp.
3103 Philmont Avenue
Huntingdon Valley, PA  19006

         Re:      Registration Statement on Form S-3
                  (Commission File Nos. 333-91773, 333-91773-01,
                  333-91773-02 and 333-91773-03)
                  ------------------------------------------------------------

Gentlemen:

         As counsel for Toll Brothers, Inc., a Delaware corporation (the "Company"), and its wholly owned subsidiaries, Toll Corp., a Delaware corporation ("Toll"), Toll Finance Corp., a Delaware corporation ("TFC"), and First Huntingdon Finance Corp., a Delaware corporation ("FHFC"), we assisted in the preparation of the above-referenced registration statement (together with all exhibits thereto and documents incorporated by reference therein, the "Registration Statement") which was filed by the Company, Toll, TFC and FHFC (collectively, the "Registrants") with the Securities and Exchange Commission (the "Commission") and was declared effective by the Commission on April 6, 2000. The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of securities of the Registrants with an aggregate initial public offering price of up to $500,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including (i) debt securities of Toll ("Toll Debt Securities") to be issued under an indenture (the "Indenture") to be entered into among Toll, the Company and Banc One Trust Company, NA, as trustee (the "Trustee") and (ii) the Company's unconditional and irrevocable guarantees of the Toll Debt Securities (the "Guarantees"). As counsel to the Company and Toll, we have also assisted in the preparation of a supplement, dated November 27, 2001, to the Registration Statement (the "Supplement") relating to $150,000,000 principal amount of Toll's 8.25% Senior Subordinated Notes due 2011 (the "Notes") and the Guarantees relating to the Notes (the "related Guarantees").

         This opinion is being delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

         For the purpose of rendering this opinion, we have examined (i) the Registration Statement; (ii) the Supplement; (iii) the Indenture relating to the
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Toll Brothers, Inc.
November 27, 2001
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Notes and the related Guarantees (the "Toll Indenture"); and (iv) certain resolutions adopted by the Board of Directors of the Company and the Shelf Terms Committee of such board (collectively, the "Company Board") and the Board of Directors of Toll (the "Toll Board") relating to the issuance of the Notes and the related Guarantees (collectively the "Offered Securities"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and Toll and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, Toll and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed without independent verification
(i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents and (v) the power and authority of all persons other than the Company and the Board of Directors of Toll signing such documents to execute, deliver and perform such documents, and the valid authorization, execution and delivery of such documents by such other persons. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company, Toll and others.

         We are admitted to practice before the bar in the Commonwealth of Pennsylvania and in the States of Delaware, New Jersey and New York and we do not express any opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America to the extent referred to specifically herein. We assume no obligation to update this opinion.

         Based upon and subject to the foregoing, such examinations of law and such other matters as we have deemed relevant under the circumstances, we are of the opinion that, as of the date hereof:

         1. The Toll Indenture, as modified in accordance with duly adopted resolutions of the Toll Board and the Company Board (in each case, including any appropriate committee appointed thereby) to reflect the additional terms applicable to the Offered Securities, when executed and delivered by Toll and the Company, will be a valid and binding agreement, enforceable against Toll and the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (c) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

         2. When the Toll Indenture has been duly executed and delivered by the Company, Toll and the Trustee, and the Offered Securities have been duly executed and authenticated in accordance with the provisions of the Toll
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Toll Brothers, Inc.
November 27, 2001
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Indenture and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor described in the Supplement, the Notes and the related Guarantees will be duly authorized, valid and binding obligations of Toll and the Company, respectively, enforceable against Toll and the Company in accordance with their respective terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (c) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement and under the heading "Legal Matters" in the Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

                                         Very truly yours,


                                     /s/ Wolf, Block, Schorr and Solis-Cohen LLP
                                     -------------------------------------------
                                         WOLF, BLOCK, SCHORR and SOLIS-COHEN LLP